Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of ChinaNet Online Holdings, Inc. on Form S-8 (File No. 333-178269) and Form S-8 (File No. 333-206979) of our report dated April 15, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of ChinaNet Online Holdings, Inc. as of December 31, 2018 and for the year ended December 31, 2018, which report is included in this Annual Report on Form 10-K of ChinaNet Online Holdings, Inc for the year ended December 31, 2019.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, NY

May 26, 2020